Exhibit 10.3i

                         PROMISSORY NOTE


$143,118.00                                         July 30, 1998


      FOR VALUE RECEIVED, PETER J. RATICAN (the "Borrower") promises to pay to the order of MAXICARE HEALTH PLANS, INC., a Delaware corporation (the "Lender"), the sum of One Hundred and Forty Three Thousand One Hundred and Eighteen Dollars and no Cents ($143,118.00), without interest (the "Principal Balance").

      Borrower, hereby authorizes and agrees that the Principal Balance of this Note shall be payable out of any: (i) payments (the "Contract Payments") due Borrower pursuant to Sections 4(b), 8(a), 8(c) or 10 of that certain Amended and Restated Employment and Indemnification Agreement between Lender and Borrower dated as of April 1, 1996, as amended by Amendment No. 2 dated March 28, 1998 and Amendment No. 3 dated May 8, 1998 thereto (collectively, the "Agreement") or (ii) any other cash bonuses or cash awards granted to the Borrower by the Company whether discretionary or pursuant to any plan after the date hereof ("Company Payments"). Borrower expressly authorizes the Company to withhold from any and all Contract Payments or Company Payments due Borrower from and after the date hereof and set-off such payments against the then outstanding Principal Balance, if any, until such Principal Balance is paid in full. Notwithstanding the foregoing, Borrower shall be entitled to require the Company to deduct from any Contract Payment or Company Payment, State and Federal withholding taxes at up to, but not in excess of, the highest applicable tax rates. The remaining unpaid and outstanding Principal Amount, if any, shall be fully due and payable on March 31, 2001 (the "Maturity Date"). Any principal balance outstanding after the Maturity Date shall accrue interest until paid at the highest legal rate.

      All payments in respect of this Note shall be made in lawful money of the United States of America in same day funds to the office of the Lender located at 1149 South Broadway Street, Suite 910, Los Angeles, California 90015 or at such other place as shall be designated in writing by the Lender to the Borrower. Until notified in writing of the transfer of this Note, the Borrower shall be entitled to deem the Lender, or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note. Each of the Lender and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all payments previously made hereunder; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of  the  Borrower hereunder with respect to payment on this Note.
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      This Note shall be  governed  by  the  laws of the State of
California  with  respect   to  contracts  wholly-negotiated  and
performed in such State.

      The Borrower shall be entitled to prepay all or any portion of this Note without penalty at any time.

      The Borrower promises to pay all costs, expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Borrower and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind.

      IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the day and year and place first above written.



                                         /s/ Peter J. Ratican
                                         PETER J. RATICAN